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                                  UNITED STATES
                      SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934



                            SYNDICATION NET.COM, INC
              (Exact name of small business issuer in its charter)

     Delaware                                            57-2218873
     --------                                            ----------
(State  or  other  jurisdiction  of                   (I.R.S.  Employer
incorporation  or  organization)                       Identification  No.)

                             The Hartke Building
                             7637 Leesburg Pike
                          Falls Church, Virginia            22043
                    -------------------------------------------------
              (Address of principal executive offices)  (zip code)

                   Issuer's Telephone Number:   703/ 748-3480




If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [x]


Securities  Act  registration  statement file number to which this form relates:
333-55534
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Securities to be Registered Pursuant to Section 12(b) of the Act: None.

Securities to be Registered Pursuant to Section 12(g) of the Act:
Common Stock, par value $.0001

(Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON  STOCK

   SyndicationNet is authorized to issue 100,000,000 shares of common stock, $.0001 par value per share, of which 12,325,088 shares were outstanding as of January 26, 2004.

   Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of SyndicationNet, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

   Holders of common stock have no preemptive rights to purchase SyndicationNet's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. SyndicationNet may issue additional shares of common stock which could dilute its current shareholder's share value. If additional funds are raised through the issuance of common stock, there may be a significant dilution in the value of SyndicationNet's outstanding common stock. The issuance of all or part of SyndicationNet's remaining authorized common stock may result in substantial dilution in the percentage of the common stock held by SyndicationNet's then shareholders. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by SyndicationNet's investors.


PREFERRED  STOCK

   SyndicationNet is authorized to issue 20,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this filing, there were no shares of preferred stock outstanding. The board of directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SyndicationNet without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The authority of the board of directors to designate preferences and issue preferred stock without shareholder consent may also have a depressive effect on the market price of SyndicationNet's common stock even prior to any designation or issuance of the preferred stock. At present, SyndicationNet has no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.



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ITEM 2.

The following exhibits are filed herewith or are incorporated by Reference as indicated below:

     3.1 Certificate of Incorporation, filed with the registration statement of Generation Acquisition Corporation on Form 10-SB (file No. 000-29701) filed with the Commission and incorporated herein by reference

     3.2 Certificate of Ownership and Merger previously filed with the Commission as an exhibit to a registration statement on Form SB2/A and incorporated by reference

     3.3 By-Laws of the Company, filed with the registration statement of Generation Acquisition Corporation on Form 10-SB (file No. 000-29701) filed with the Commission and incorporated herein by reference

     4.1 Agreement and Plan of Reorganization among Generation Acquisition Corporation, Life2K, Inc., and the shareholders of Life2K, Inc. filed on Form 8-K with the Commission on November 6, 2000 and incorporated herein by reference

     4.2     Agreement  and  Plan  of  Merger  between  Generation  Acquisition
Corporation  and  Life2K  Acquisition  Corporation  filed  on  Form 8-K with the
Commission  on  November  6,  2000  and  incorporated  herein  by  reference




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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: January 26, 2004                         SyndicationNet.com, Inc.

                                               By:/s/ Wayne Hartke
                                                  ---------------------------
                                                      Wayne Hartke
                                                      President